NIKE, Inc.
Sixth Amended and Restated Bylaws
ARTICLE I - Offices
Section 1.    Principal Office. The registered office and principal executive offices of NIKE, Inc., an Oregon corporation (the “Corporation”), shall be located in Beaverton, Oregon, or such other location as the Board of Directors may determine.
Section 2.    Additional Offices. The Corporation may also have offices at such other places, either within or without Oregon, as the Board of Directors may from time to time determine or as the business of the Corporation may require.
ARTICLE II - Shareholders
Section 1.    Place of Meetings. Meetings of the shareholders of the Corporation shall be held at such place, either within or without Oregon, or by such means of remote communication, in either case, as selected by the Board of Directors, or in the absence of a selection by the Board of Directors, by the Chair of the Board.
Section 2.    Annual Meetings. The annual meeting of the shareholders shall be held at such date and time as may be designated by the Board of Directors and specified in the notice of the meeting. At the annual meeting, the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.
Section 3.    Special Meetings.
(a)    Special meetings of the shareholders shall be held at such date and time as may be designated by the Board of Directors and specified in the notice of the meeting. The Corporation shall hold a special meeting of the shareholders (i) upon the call of the Chair of the Board, the chief executive officer of the Corporation (the “Chief Executive Officer”) or the Board of Directors, or (ii) if the holders of record of shares of the Corporation representing at least 10 percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver to the secretary of the Corporation (the “Secretary”) at the Corporation’s principal executive offices one or more written demands for the meeting in valid and proper form (such demands, a “Special Meeting Request”). Special meetings of the shareholders may not be called by any other person or persons.
(b)    To be in valid and proper form, a Special Meeting Request must;
(i)    set forth the name and address of each requesting shareholder as they appear in the Corporation’s books;
(ii)    include a description of the specific purpose or purposes for which the requested meeting is to be held; and

(iii)    include the information required to be included in a shareholder’s notice pursuant to clauses (i) through (iv) of Section 10(d) of this Article II.
(c)    Each applicable person (including the requesting shareholder(s) and any proposed nominee) shall update any Special Meeting Request delivered and information previously provided to the Corporation pursuant to this Section 3 and under any questionnaire, representation or agreement, if necessary, so that the information provided or required to be provided in such Special Meeting Request shall continue to be true and correct (i) as of the record date for determining the shareholders entitled to notice of the applicable special meeting; and (ii) as of the date that is 10 business days prior to the date of such special meeting (or any adjournment or postponement thereof), and such update must be received by the Secretary at the Corporation’s principal executive offices not later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight business days prior to the date of such meeting (in the case of an update required to be made as of the date that is 10 business days prior to such meeting or any adjournment or postponement thereof). The obligation of a requesting shareholder, any proposed nominee or other applicable person to provide information or an update pursuant to this Section 3 shall not limit the Corporation’s rights with respect to any deficiencies in any Special Meeting Request or information provided by such person or enable or be deemed to permit such person to amend or update any nomination or proposal contained in a Special Meeting Request or to submit any new nomination or proposal for such meeting.
(d)    Notwithstanding the foregoing, the Corporation shall not be required to convene a special meeting requested by shareholders if the Special Meeting Request (i) relates to an item of business that is not a proper subject for action by a shareholder under applicable law or (ii) was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, in each case, as may be amended from time to time, the “Exchange Act”) or other applicable law.
Section 4.    Notice of Meetings and Waiver.
(a)    General. The Corporation shall notify shareholders in writing of the date, time and place, if any, or the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote, of each annual and special shareholders meeting not earlier than 60 days nor less than 10 days before the meeting date. Except as otherwise required by applicable law or the Restated Articles (as defined below), the Corporation is required to give notice only to shareholders entitled to vote at the meeting and such notice need not include a description of the purpose or purposes for which the meeting is called. Notice of a special meeting shall include a description of the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, notice may be given in writing directed to the shareholder’s mailing address or by electronic transmission to the shareholder’s email address as it appears on the Corporation’s records or by such other form of electronic transmission consented to by the shareholder in accordance with applicable law, and shall be deemed given: (a) if mailed, when deposited in the U.S. mail, postage prepaid; (b) if delivered by courier service, the earlier of when the notice is received or left at such shareholder’s address; or (c) if given by electronic mail, when directed to such shareholder’s email address unless the shareholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail.
(b)    Waiver of Notice. Whenever notice is required to be given by applicable law or under any provision of these Bylaws or the Articles of Incorporation of the Corporation (as amended or restated from time to time, the “Restated Articles”), a written waiver thereof, signed by the shareholder entitled to notice and delivered to the Corporation, whether before or after the time stated therein, shall be deemed equivalent to notice. A shareholder’s attendance at a meeting waives objection to (i) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (ii) consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.
Section 5.    Adjournments and Postponements.
(a)    Any meeting of the shareholders may be adjourned from time to time for any reason, whether or not a quorum is present, by the Board of Directors, the Chair of the Board or the presiding officer of the meeting, to reconvene at the same or some other place and/or means of remote communication ,and notice need not be given of any such adjourned meeting if the new date, time, and place and/or means of remote communication for the meeting are announced at the meeting before adjournment; provided, however, that if a new record date for the adjourned meeting is fixed, or is required by law to be fixed, notice of the adjourned meeting shall be given to persons who are shareholders as of the new record date. A determination of shareholders entitled to notice of or to vote at a shareholders meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. No meeting of the shareholders may be adjourned except in the manner provided in this Section 5.
(b)    In addition, subject to applicable law, any meeting of the shareholders, including any special meeting validly and properly demanded by shareholders pursuant to Section 3 of this Article II, may be postponed or rescheduled by the Board of Directors at any time before such meeting has been convened.
(c)    In no event shall any adjournment or postponement of a shareholders meeting (whether or not already publicly noticed) or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice pursuant to Section 10 or Section 11 of this Article II.
Section 6.    Quorum. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless otherwise required by law, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. In the absence of a quorum, a meeting may be adjourned in the manner provided in Section 5 of this Article II until a quorum exists.
Section 7.    Voting Rights.
(a)    The voting rights of holders of stock of the Corporation, and the circumstances under which any class of stock has special voting rights and the manner of exercise thereof, are as set forth in the Restated Articles. Only shares of stock are entitled to vote. Except as otherwise provided in the Restated Articles or by applicable law: (i) each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting; and (ii) if a quorum exists, action on a matter, other than the election of directors (which shall be governed by Section 3 of Article III), by a voting group shall be approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action.
(b)    If the name signed on a vote, consent, waiver or proxy corresponds to the name of a shareholder, the Corporation, if acting in good faith, is entitled to accept the vote, consent, waiver or proxy and give it effect as the act of the shareholder. If the name signed on a vote, consent, waiver or proxy does not correspond to the name of its shareholder, the Corporation, if acting in good faith, is nevertheless entitled to accept the vote, consent, waiver or proxy and give it effect as the act of the shareholder if authorized by Section 60.237 of the Oregon Revised Statutes (the “ORS”) or any successor provision dealing with the acceptance of votes.
(c)    Shares of the Corporation are not entitled to be voted if (i) they are owned, directly or indirectly, by another domestic or foreign corporation, and (ii) the Corporation owns, directly or indirectly, a majority of the shares entitled to be voted for the directors of such other corporation. This paragraph does not limit the power of a corporation to vote any shares, including its own shares, held by it in a fiduciary capacity.
(d)    Any redeemable shares that the Corporation may issue are not entitled to be voted after notice of redemption is mailed to the holders and a sum sufficient to redeem the shares has been deposited with a bank, trust company or other financial institution under an irrevocable obligation to pay the holders the redemption price on surrender of the shares.
Section 8.    Proxies.
(a)    A shareholder entitled to vote or to execute any waiver or consent may do so either in person or by proxy authorized in accordance with Section 60.231 of the ORS and received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes at or before the meeting at which it is to be used. An authorization of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. An authorization is valid for 11 months unless a longer period is expressly provided in the authorization form. An authorization of a proxy is revocable by the shareholder unless the authorization form conspicuously states that it is irrevocable and the authorization is coupled with an interest.

(b)    Any shareholder directly or indirectly soliciting proxies from other shareholders in respect of any proposal of business, including any nomination, must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.
Section 9.    Shareholder Lists. After fixing a record date for a meeting, the Corporation shall prepare an alphabetical list of the names of all of its shareholders who are entitled to notice of the meeting. The list shall be arranged by voting group, and within each voting group, by class or series of shares and show the address of and the number of shares held by each shareholder. The shareholder list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting for which the list was prepared is given and continuing through the meeting. Such list shall be kept on file at the Corporation’s principal executive offices or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder, or the shareholder’s agent or attorney, shall be entitled on written demand to inspect and, subject to the requirements of law, to copy the shareholder list during regular business hours and at the shareholder’s expense during the period it is available for inspection. The Corporation shall make the shareholder list available at the meeting, and any shareholder, or the shareholder’s agent or attorney, is entitled to inspect the list at any time during the meeting or any adjournment. The original stock transfer book shall be prima facie evidence as to the shareholders entitled to inspect such list or to vote at any meeting of shareholders. Refusal or failure to prepare or make available the shareholder list shall not affect the validity of action taken at a meeting.
Section 10.    Business To Be Conducted At Shareholders Meetings.
(a)    The Chair of the Board, or such other officer of the Corporation designated by the Board of Directors, shall call meetings of the shareholders to order and shall act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer, or any person he or she designates, shall also have the authority in his or her sole discretion to regulate the conduct of any such meeting, including, without limitation, by: (i) establishing rules for determining if business is to be brought before such meeting; (ii) establishing procedures for the maintenance of order and safety; (iii) setting limitations on the time allotted to questions or comments on the affairs of the Corporation; (iv) imposing restrictions on entry to such meeting of shareholders after the time prescribed for the commencement thereof; (v) determining the opening and closing of the voting polls; (vi) determining and declaring that any proposal of business, including any nomination, was not properly brought before the meeting, (vii) imposing restrictions on the persons (other than shareholders or their proxies) who may attend such meeting; (viii) ascertaining whether any shareholder, or his or her proxy, may be excluded from such meeting based upon any determination by the presiding officer, in his or her discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat; (ix) removing any shareholder or any other individual who refuses to comply with meeting rules, regulations and procedures as set forth by the Board of Directors or the presiding officer; (x) determining the circumstances in which any person may make a statement or ask questions at such meeting; and (xi) restricting the use of audio/video recording devices and cell phones at the meeting.

(b)    Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders meeting, which, in the case of a special meeting validly and properly demanded by shareholders pursuant to Section 3 of this Article II shall be limited to (i) the purpose(s) stated in a valid and proper Special Meeting Request received from a requesting shareholder for such meeting; and (ii) any additional matters that the Board of Directors determines to include in the Corporation’s notice of such meeting.
(c)    At the annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise brought before the meeting by or at the direction of the Board of Directors; (iii) otherwise properly brought before the meeting by a shareholder of record who shall be entitled to vote at the applicable meeting and otherwise complies with the requirements set forth in this Section 10; or (iv) by a Nominating Shareholder pursuant to Section 11 of this Article II. Any business proposed to be brought by a shareholder must also constitute a proper matter for shareholder action under applicable law.
(d)    In addition to any other applicable requirements, including, without limitation, requirements relating to solicitation of proxies and proposals of security holders under the Exchange Act, for business to be properly brought before an annual meeting by a shareholder, including nominations of persons for election to the Board of Directors, the shareholder must have given timely notice thereof in proper written form to the Secretary and otherwise complied with the applicable requirements under these Bylaws (including this Section 10). To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or delayed (other than as a result of adjournment or postponement) by more than 60 days later than such anniversary date, such shareholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of (i) the 90th day prior to such annual meeting; and (ii) the 10th day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation. To be in proper written form, a shareholder’s notice to the Secretary must set forth the following information:
(i)    as to the shareholder providing the notice and any Interested Person (as defined below) of such shareholder:
(A)    the name and address of such person (including, if applicable, as they appear on the Corporation’s books);
(B)    (1) the class and number of shares of the Corporation that are, directly or indirectly, owned beneficially or of record by such person, (2) the nominee holder for, and the number of, any such shares owned beneficially but not of record by such person, (3) the dates such shares were acquired, (4) the investment intent of such acquisitions and (5) evidence of such beneficial or record ownership;

(C)    a complete and accurate description of any instrument, agreement, arrangement, or understanding (including any derivative, long or short position, profit interest, forward, future, swap, option, warrant, convertible security, stock appreciation right or similar right, hedging transaction, repurchase agreement or arrangement or borrowed or loaned shares) with an exercise or conversion privilege or a settlement payment or mechanism at a price related to, or with a value derived, in whole or in part, from the value of, any shares of the Corporation, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any such shares, to transfer to or from any person, in whole or in part, any of the economic consequences of ownership of any such shares, to maintain, increase or decrease the voting power of any person with respect to any such shares, or to provide any person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any such shares (collectively, “Derivative Instruments”) owned, held or entered into by such person;
(D)    a complete and accurate description of any agreement, arrangement or understanding pursuant to which such person has received any financial assistance, funding or other consideration from any other person or entity with respect to the investment by such person in the Corporation;
(E)    a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such person may be entitled as a result of any increase or decrease in the value of any shares of the Corporation or any Derivative Instruments;
(F)    any material interest of such person in such business;
(G)    a complete and accurate description of all arrangements, agreements and understandings between such person and any other person or entity (naming such person or entity) in connection with or related to such business, including, without limitation, (1) any proxy, contract, arrangement, understanding or relationship pursuant to which such person has the right to vote any shares of the Corporation; and (2) any other agreements that would be required to be disclosed by such person or such other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to such person or such other person or entity);
(H)    to the extent known by the shareholder providing the notice, the names and addresses of any other shareholders (including beneficial owners) of the Corporation known to be providing financial support or meaningful assistance in furtherance of such business;
(I)    a representation from the shareholder providing the notice as to whether such shareholder or any beneficial owner on whose behalf such shareholder is acting intends or is part of a group (providing the name and address of each participant of such group) which intends: (1) to deliver a proxy statement to and/or form of proxy with holders of at least the percentage of the Corporation’s outstanding shares required to approve or adopt the proposal or to elect each proposed nominee; (2) otherwise to solicit proxies in support of such business; and/or (3) to solicit the holders of the Corporation’s shares in accordance with Rule 14a-19 under the Exchange Act; and
(J)    a representation from the shareholder providing the notice that such shareholder: (1) is, and will at the time of such meeting be, a holder of record of shares of the Corporation entitled to vote at such meeting; (2) intends to vote such shares at such meeting; and (3) intends to appear in person or by proxy at such meeting to bring such business before the meeting;
(ii)    as to each matter of business other than a director nomination that the shareholder proposes to bring before the meeting:
(A)    a brief description of such business and the reasons for conducting such business at such meeting (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the Securities and Exchange Commission (the “SEC”)); and
(B)    the text of any proposal relating to such business, including the complete text of any resolutions proposed to be presented for consideration and, in the event such business includes a proposal to amend the Restated Articles or these Bylaws, the language of the proposed amendment;
(iii)    as to each proposed nominee that the shareholder proposes to nominate for election to the Board of Directors at the meeting:
(A)    the name, age, business address and residence address of such proposed nominee;
(B)    the principal occupation or employment of such proposed nominee;
(C)    (1) the class and number of shares of the Corporation that are, directly or indirectly, owned beneficially or of record by such proposed nominee, (2) the nominee holder for, and number of, any shares owned beneficially but not of record by such proposed nominee, (3) the dates such shares were acquired, (4) the investment intent of such acquisitions, (5) evidence of such beneficial or record ownership, and (6) any Derivative Instruments owned, held or entered into by such proposed nominee;
(D)    a completed directors’ and officers’ questionnaire with respect to such proposed nominee in the form required by the Corporation (which form the shareholder providing the notice shall request in writing from the Secretary and which the Secretary shall provide to the shareholder within 10 days of receiving such request) and signed by such proposed nominee;

(E)    a description of all direct and indirect compensation, payment, reimbursement, indemnification and other monetary agreements, arrangements and understandings during the past three years, and any other relationships, between or among such proposed nominee, the shareholder providing the notice, any Interested Person of such shareholder and any other person or entity (including their names) in connection with such proposed nominee’s nomination or service or action as a director, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the shareholder providing the notice and any such Interested Person were the “registrant” for purposes of such rule and such proposed nominee was a director or executive officer of such registrant;
(F)    details of any relationship between such proposed nominee and any other person or entity that would require disclosure on Schedule 13D as if such proposed nominee was required to file a Schedule 13D with respect to the Corporation;
(G)    details of any position where such proposed nominee has served as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the shareholder’s notice; and
(H)    a written representation and agreement, in a form deemed satisfactory by the Board of Directors, and signed by such proposed nominee that such nominee:
(1)    will provide to the Corporation such other information and certifications (a) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation under the rules and listing standards of any stock exchange upon which any securities of the Corporation are traded, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on the audit and finance committee, compensation committee and any other committees of the Board of Directors (collectively, the “Independence Standards”); (b) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee; or (c) that may reasonably be requested by the Corporation to determine the eligibility of such proposed nominee to be included in the Corporation’s proxy materials or to serve as a director of the Corporation;
(2)    will comply with the Corporation’s processes for evaluating any person being considered for nomination or re-nomination to the Board of Directors, including an agreement to meet with the Corporate Responsibility, Sustainability & Governance Committee, if requested, to discuss matters relating to the nomination of such proposed nominee to the Board of Directors, including the information provided by such nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;
(3)    consents to the running of a background check in accordance with the Corporation’s policy for prospective directors and will provide any information requested by the Corporation that is necessary to run such background check;
(4)    if elected as a director of the Corporation, (a) will comply with applicable state and federal law (including applicable fiduciary duties under state law), the rules of any stock exchange upon which any securities of the Corporation are traded and all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors, including the Corporation’s Corporate Governance Guidelines and Code of Ethics; and (b) would, at the time of such proposed nominee’s election, be in compliance with any such policies and guidelines that have been publicly disclosed;
(5)    is not and will not become a party to (a) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation; (b) any agreement, arrangement or understanding with any person or entity as to how he or she would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation; or (c) any Voting Commitment that could reasonably be expected to limit or interfere with his or her ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law;
(6)    will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and
(7)    consents to being named in any proxy statement, associated proxy card or other proxy materials as a director nominee and intends to serve as a director of the Corporation for the full term if elected; and
(iv)    all other information regarding the proposed business, the shareholder providing the notice, each Interested Person of such shareholder and each proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for such business, or is otherwise required, pursuant to Section 14 of the Exchange Act.

(e)    Each applicable person (including the shareholder providing the notice and any proposed nominee) shall update the notice delivered and information previously provided to the Corporation pursuant to this Section 10 and under any questionnaire, representation or agreement, if necessary, so that the information provided or required to be provided therein shall continue to be true and correct (i) as of the record date for determining the shareholders entitled to notice of the applicable meeting; and (ii) as of the date that is 10 business days prior to the date of such meeting (or any adjournment or postponement thereof), and such update must be received by the Secretary at the Corporation’s principal executive offices not later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight business days prior to the date of such meeting (in the case of an update required to be made as of the date that is 10 business days prior to such meeting or any adjournment or postponement thereof). The obligation of the shareholder providing the notice, any proposed nominee or any other applicable person to provide information or an update pursuant to this Section 10 and under any questionnaire, representation or agreement, as applicable, shall not limit the Corporation’s rights with respect to any deficiencies in any notice or information provided by such person, extend any applicable deadlines under this Section 10 or enable or be deemed to permit such person to amend or update any nomination or proposal set forth in the shareholder’s notice or to submit any new nomination or proposal. A shareholder may not, after the last day on which a notice would be timely under this Section 10, cure in any way any defect preventing the submission of a nomination or other proposal of business.
(f)    Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any shareholder (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such shareholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, even if the Corporation has received proxies or votes in respect of such nomination (which proxies and votes shall also be disregarded). If a shareholder provides notice pursuant to Rule 14a-19(b) or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such shareholder, such shareholder must provide in writing to the Secretary, no later than seven business days prior to the applicable meeting of the shareholders, a written certification (and upon request by the Corporation, reasonable evidence) that it has met the applicable requirements of Rule 14a-19 under the Exchange Act.
(g)    No business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in this Section 10. The Board, the Chair of the Board or the presiding officer at a shareholders meeting shall (i) have the power to determine whether any business proposed to be brought before a shareholders meeting was properly brought in accordance with the requirements set forth in these Bylaws (including in compliance with any questionnaire, representation or agreement required under these Bylaws), the Restated Articles and applicable law (including Rule 14a-19 under the Exchange Act); and (ii) if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with such requirements. If the Board, the Chair of the Board or presiding officer should so determine and declare, any such business deemed to be not properly brought before the meeting may be disregarded, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes may also be disregarded).
(h)    Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if (i) all of the shareholders that validly and properly demanded a special meeting pursuant to Section 3 of this Article II or (ii) any shareholder that proposes to bring business before an annual meeting pursuant to this Section 10 fails to appear, or send a qualified representative, to present the matters such shareholder(s) requested to be presented at the applicable meeting, the Corporation need not present such matters for a vote at such meeting, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes may also be disregarded).
(i)    The notice requirements set forth in this Section 10 with respect to any business (other than the nominations of persons for election to the Board of Directors) by a shareholder for an annual meeting shall be deemed satisfied if such shareholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act.
(j)    The Chair of the Board shall, in advance of any meeting of shareholders, appoint one or more inspectors of election to act at the meeting. The inspectors of election shall decide upon the qualifications of voters, count the votes, declare the results and make a written report thereof.
(k)    For purposes of these Bylaws:
(i)    “Interested Person” means, as to any shareholder validly and properly demanding a special meeting or proposing business (including nominations of persons for election to the Board of Directors) to be brought before a meeting of the shareholders of the Corporation pursuant to this Section 10 or Section 3 or Section 11 of this Article II, (1) any person who is a member of a “group” (as such term is used in Rule 13d‑5 of the Exchange Act) with or otherwise acting in concert with such shareholder; (2) any beneficial owner of shares of the Corporation on whose behalf the request, proposal or nomination, as applicable, is being made (other than a shareholder that is a depositary); (3) any affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of such shareholder or any such beneficial owner; and (4) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such shareholder, beneficial owner or Interested Person in respect of any requests, proposals or nominations as applicable.
(l)    “public disclosure” shall be deemed to include a disclosure made in a press release reported by a national news service, in a document filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act or in a notice pursuant to the applicable rules of any stock exchange upon which any securities of the Corporation are traded.

Section 11.    Class B Common Stock Shareholder Nominations Included in the Corporation’s Proxy Materials.
(a)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 11, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for the applicable annual meeting of the shareholders:
(i)    the names of any person or persons nominated for election by the holders of Class B Common Stock (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 11 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);
(ii)    disclosure about each Nominee and the Nominating Shareholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii)    any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to clause (ii) of subsection (e) of this Section 11, if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(iv)    any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 11 and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 11, any determination to be made by the Board of Directors may be made by the Board of Directors, a Committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a Committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Shareholder, any Nominee and any other person so long as such determination is made in good faith (without any further requirements). The presiding officer of any annual meeting of the shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 11 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)    Maximum Number of Nominees.
(i)    The Corporation shall not be required to include in the proxy statement for an annual meeting of the shareholders more Nominees than that number of directors constituting the greater of (i) one or (ii) 20 percent of the total number of directors elected by the holders of Class B Common Stock on the last day on which a Nomination Notice may be submitted pursuant to this Section 11 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees the Board of Directors itself decides to nominate for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 11, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of the shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occur on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in subsection (d) of this Section 11 but before the date of the applicable annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors elected by the holders of Class B Common Stock in office as so reduced.
(ii)    If the number of Nominees pursuant to this Section 11 for any annual meeting of the shareholders exceeds the Maximum Number, then, promptly upon notice from the Corporation, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in subsection (d) of this Section 11, a Nominating Shareholder or a Nominee ceases to satisfy the eligibility requirements in this Section 11, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the applicable annual meeting of the shareholders.
(c)    Eligibility of Nominating Shareholder.
(i)    An “Eligible Holder” is a person who has either (1) been a record holder of the shares of Class B Common Stock used to satisfy the eligibility requirements in this Section 11(c) continuously for the three-year period specified in subsection (ii) below or (2) provides to the Secretary, within the time period referred to in subsection (d) of this Section 11, evidence of continuous ownership of such shares of Class B Common Stock for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 11 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of Class B Common Stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the applicable annual meeting of the shareholders. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 11, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 11, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the applicable annual meeting of the shareholders, the group of Eligible Holders shall only be deemed to own the shares of Class B Common Stock held by the remaining members of the group.
(iii)    The “Minimum Number” means 3 percent of the number of outstanding shares of Class B Common Stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(iv)    For purposes of this Section 11, an Eligible Holder “owns” only those outstanding shares of Class B Common Stock as to which the Eligible Holder possesses both:
(A)    the full voting and investment rights pertaining to such shares; and
(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares of Class B Common Stock calculated in accordance with clauses (A) and (B) shall not include any shares of Class B Common Stock: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares of Class B Common Stock or with cash based on the notional amount or value of outstanding shares of Class B Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares of Class B Common Stock, or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares of Class B Common Stock by such Eligible Holder or any of its affiliates. An Eligible Holder “owns” shares of Class B Common Stock held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares of Class B Common Stock are voted with respect to the election of directors and possesses the full economic interest in the shares of Class B Common Stock. An Eligible Holder’s ownership of shares of Class B Common Stock shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares of Class B Common Stock shall be deemed to continue during any period in which the Eligible Holder has loaned such shares of Class B Common Stock provided that the Eligible Holder has the power to recall such loaned shares of Class B Common Stock on five business days’ (or less) notice and continues to hold such shares of Class B Common Stock through the date of the applicable annual meeting of the shareholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of Class B Common Stock are “owned” for these purposes shall be determined by the Board of Directors.
(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d)    Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 days and no later than 120 days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of the shareholders, submit to the Secretary at the principal executive offices of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the applicable annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the 10th day following the date such Other Meeting Date is first publicly announced or disclosed:
(i)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;
(ii)    A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information,

agreements, representations and warranties by the Nominating Shareholder (including each group member):
(A)    the information required with respect to the nomination of directors pursuant to Section 10(d) of this Article II;
(B)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)    a representation and warranty that the Nominating Shareholder acquired the shares of Class B Common Stock in the ordinary course of business and did not acquire, and is not holding, such shares of Class B Common Stock for the purpose, or with the effect, of influencing or changing control of the Corporation;
(D)    a representation and warranty that each Nominee’s candidacy or, if elected, membership on the Board of Directors, would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(E)    a representation and warranty that each Nominee:
(1)    does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the Independence Standards;
(2)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(3)    meets the Board Candidate Requirements used by the relevant Committee responsible for considering and evaluating candidates for appointment or elections to the Board of Directors, as most recently published on the Corporation’s website; and
(4)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
(F)    a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in subsection (c) of this Section 11 and has provided evidence of ownership to the extent required by clause (i) of subsection (c) of this Section 11;

(G)    a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in subsection (c) of this Section 11 through the date of the applicable annual meeting of the shareholders and intends to continue to hold the Minimum Number for at least one year following such annual meeting; provided, however, that any Eligible Holder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its Class B Common Stock holdings in response to changes in the index or weightings of the securities in the index;
(H)    a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv) of the Exchange Act) (or any successor rule) with respect to the applicable annual meeting of the shareholders, other than with respect to a Nominee or any nominee of the Board of Directors;
(I)    a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Nominee at the applicable annual meeting of the shareholders;
(J)    if desired, a Supporting Statement; and
(K)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(iii)    An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (including each group member) agrees:
(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)    to file any written solicitation or other communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Nominees with the Corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 11;
(E)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in subsection (c) of this Section 11, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and
The information and documents required by this Section 11(d) to be provided by the Nominating Shareholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and 6(d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 11(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.
(e)    Exceptions.
(i)    Notwithstanding anything to the contrary contained in this Section 11, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(A)    the Corporation receives a notice pursuant to Section 10(d) of this Article II that a shareholder intends to nominate a candidate for director at the applicable annual meeting of the shareholders, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
(B)    the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the applicable annual meeting of the shareholders to present the nomination submitted pursuant to this Section 11, the Nominating Shareholder withdraws its nomination or the presiding officer of such annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 11 and shall therefore be disregarded;
(C)    the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Bylaws, the Restated Articles or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;
(D)    such Nominee was nominated for election to the Board of Directors pursuant to this Section 11 at one of the Corporation’s two preceding annual meetings of the shareholders and either withdrew or became ineligible or received a vote of less than 25 percent of the shares of Class B Common Stock entitled to vote for such Nominee;
(E)    such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(F)    the Corporation is notified, or the Board of Directors determines, that the Nominating Shareholder or the Nominee has failed to continue to satisfy the eligibility requirements described in subsection (c) of this Section 11, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors, or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Nominee under this Section 11;
(ii)    Notwithstanding anything to the contrary contained in this Section 11, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:
(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C)    the inclusion of such information in the proxy statement would otherwise violate the Proxy Rules or any other applicable law, rule or regulation.
(iii)    Notwithstanding anything to the contrary contained in this Section 11, the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
ARTICLE III - Directors
Section 1.    Powers. The Corporation shall have a Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.
Section 2.    Number and Qualifications. The number of directors shall be determined by resolution of the Board of Directors, and shall not be less than five. Any decrease in the number of directors designated by the Board of Directors shall not shorten an incumbent director’s term. Directors need not be residents of Oregon or shareholders of the Corporation.
Section 3.    Election and Tenure. The directors shall be elected at the annual meeting of the shareholders, by separate vote of the Class A and Class B Common Stock in the manner required by the Restated Articles. Directors shall be elected by a plurality of the votes cast by holders of the shares entitled to vote in the election at a meeting at which a quorum is present; provided, however, that any nominee for director in an uncontested election who fails to receive a greater number of shares voted “for” his or her election than shares “withheld” from such election shall tender his or her resignation for consideration by the Corporate Responsibility, Sustainability & Governance Committee. Shares voted shall not include a share otherwise present at the meeting but which abstains from voting on a director, or gives no authority or direction. An “uncontested election” means an election in which the number of nominees proposed to be elected by a class of shares is equal to the number of directors determined by the Board of Directors for that class. The Corporate Responsibility, Sustainability & Governance Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results. A nominee that has tendered his or her resignation pursuant to this Section 3 shall continue to serve until (i) the director’s successor is elected and qualifies, or (ii) the Board of Directors accepts the director’s resignation. A director’s term of office shall begin immediately after election. The terms of all directors, including a director elected to fill a vacancy, expire at the next annual shareholders meeting following their election. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualifies or until the director’s earlier death, resignation, or removal.
Section 4.    Vacancies. A vacancy in the Board of Directors shall exist upon the death, resignation or removal of any director or upon an increase in the number of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors; provided that if a vacancy occurs on the Board of Directors as a result of death, resignation or removal from office of a director who is elected by a separate class vote of the common stock, it may only be filled by the Board of Directors upon the affirmative vote of a majority of the remaining directors similarly elected by such class. If none shall be remaining, such vacancy shall be filled by all directors then in office. If the directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill any vacancy by an affirmative vote of a majority of all of the directors remaining in office. If a vacancy occurs on the Board of Directors as a result of an increase in the number of directors, the Board of Directors may fill such vacancy, provided they may not elect more than three additional directors in any period between annual shareholders meetings to fill such vacancies.
Section 5.    Resignation. A director may resign at any time by delivering written notice to the Chair of the Board of Directors, the Board of Directors or the Corporation.
Section 6.    Removal. The shareholders may remove one or more directors with or without cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.
Section 7.    Meetings; Notice and Waiver.
(a)    The Board of Directors may hold regular or special meetings (i) in or out of Oregon and/or (ii) by means of remote communication.
(b)    Regular meetings of the Board of Directors may be held without notice at such date, time and place, if any, or by such means of remote communication, if any, as the Board of Directors may fix, by resolution.
(c)    Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chair of the Board, the Chief Executive Officer or a majority of the directors then in office. Notice of special meetings of the Board of Directors shall be preceded by at least 48 hours’ notice of the date, time, place, if any, means of remote communication, if any, and general purpose of the meeting; provided, however, that if the Chair of the Board determines that it is otherwise necessary or advisable to hold the meeting sooner, the Chair of the Board may prescribe a shorter notice to be given. The notice shall be given orally, either in person or by telephone, or shall be delivered in writing, either personally, by mail or by electronic transmission, in each case, directed to each director at that director’s address, telephone number or electronic mail address, as the case may be, as shown on the Corporation’s records.
(d)    Notice of the date, time and place or means of remote communication of holding any adjourned meeting need not be given if such time and place are fixed at the meeting adjourned.

(e)    The transaction of all business at any meeting of the Board of Directors, or any Committee thereof, however called or noticed, or wherever held, shall be as valid as though such business had been transacted at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice, or consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting. A director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director’s arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
Section 8.    Quorum and Vote.
(a)    A majority of the directors in office shall constitute a quorum for the transaction of business. A majority of the directors present, in the absence of a quorum, may adjourn from time to time but may not transact any business. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors, unless a different vote is required by law.
(b)    A director who is present at a meeting of the Board of Directors, or is present at a meeting of a Committee of the Board of Directors, when corporate action is taken, is deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or transacting business at the meeting; (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) the director delivers written notice of dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.
Section 9.    Meetings by Remote Communication. The Board of Directors or any Committee thereof may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through, use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. All directors participating in a Board or Committee meeting by this means shall be deemed to be present in person at the meeting.
Section 10.    Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, without limitation, an annual fee, a fixed sum for attending each Board and Committee meeting, and their expenses of attendance at each meeting of the Board or a Committee. No such payment shall preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, consultant or otherwise and receiving compensation for that service.

ARTICLE IV - Committees
Section 1.    Committees of the Board of Directors. The Board of Directors may designate an Executive Committee, as well as one or more additional Committees (each, a “Committee”), each of which shall have powers and authority of the Board of Directors to the extent provided for in charters for each Committee adopted by the Board of Directors. Each Committee shall consist of one or such greater number of directors as shall be determined from time to time by resolution of the Board of Directors.
Section 2.    Actions of the Committees. A majority of the directors then serving on a Committee shall constitute a quorum for the transaction of business. If a quorum is present when a vote is taken, the affirmative vote of a majority of members present is the act of the Committee, unless a different vote is required by law. Each Committee shall keep regular minutes of its meetings. Material actions taken by a Committee shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to approval and revision by the Board, provided that no legal rights of third parties shall be affected by such revisions.
Section 3.    Procedures. The provisions of Article III of these Bylaws governing meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to Committees and their members as well.
Section 4.    Appointment of Committee Members.
(a)    The members of each Committee shall be appointed by the Board of Directors by resolution and shall serve until their successors are elected and qualified or until the members’ earlier resignation or removal. The Board of Directors shall designate the Chair of each Committee other than the Executive Committee. The Chair of the Board shall serve as Chair of the Executive Committee. The Board may also designate the Vice Chair of any Committee, as appropriate. Vacancies may be filled by the Board of Directors at any meeting.
(b)    With the approval of the Board of Directors, the Chair of the Board may designate one or more directors to serve as an alternate member or members at any Committee meeting to replace any absent or disqualified member. The Chair of the Board may designate a Committee member as acting Chair of that Committee, in the absence of the elected Committee Chair or a Vice Chair.
ARTICLE V - Officers
Section 1.    Designation; Appointment.
(a)    The officers of the Corporation shall be a Chief Executive Officer, who shall be appointed by the Board of Directors, and one or more Presidents, one or more Vice Presidents, a Treasurer, a Secretary and such other officers and assistant officers as the Board of Directors or the Chief Executive Officer shall from time to time appoint, none of whom need be members of the Board of Directors. The officers shall hold office at the pleasure of the Board of Directors if appointed by the Board, or the Chief Executive Officer if appointed by the Chief Executive

Officer. Subject to the terms of any contract of employment between the Corporation and such officer, any officer appointed by the Board of Directors or the Chief Executive Officer may be removed with or without cause at any time by the Board of Directors or the Chief Executive Officer, respectively. The same individual may simultaneously hold more than one office in the Corporation. A vacancy in any office because of death, resignation, removal or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office. The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board of Directors.
(b)    Any officer may resign at any time by giving written notice to the Board of Directors, the Chief Executive Officer or the Secretary. Unless the notice specifies a later effective date, a resignation is effective at the earliest of the following: (i) when received; (ii) five days after its deposit in the U.S. mail, as evidenced by the postmark, if mailed postage prepaid and correctly addressed; or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date, if the Board of Directors provides that the successor shall not take office until the effective date.
Section 2.    Chief Executive Officer. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general supervision, direction and control of the business and affairs of the Corporation and shall perform other duties commonly incident to such office. The Chief Executive Officer will have authority to execute on behalf of the Corporation all contracts, deeds, agreements, stock certificates and other instruments. The Chief Executive Officer will have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. In the absence or disability of the Chief Executive Officer, the Chief Executive Officer’s duties and powers shall be performed and exercised by such individual designated by the Board of Directors.
Section 3.    Presidents and Vice Presidents. Each President, Executive Vice President, Senior Vice President and Vice President shall perform such duties commonly incident to such office and shall have such powers and perform such other duties as may be assigned to the officer by the Board of Directors, the Chief Executive Officer or these Bylaws.
Section 4.    Secretary. The Secretary shall attend all meetings of the shareholders and of the Board of Directors, and shall record all acts and proceedings thereof in the minute book of the Corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the shareholders, of the Board of Directors and any Committee thereof requiring notice. The Secretary shall perform all other duties assigned in these Bylaws and other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer may designate from time to time. An Assistant Secretary is authorized to assume and perform the duties of the Secretary in the absence of the

Secretary, and to also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.
Section 5.    Treasurer. The Treasurer shall perform all duties and acts incident to the position of Treasurer, shall have custody and be responsible for the Corporation’s funds and securities, shall supervise the investment of its funds, and shall deposit all money and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be authorized, taking proper vouchers for such disbursements, and shall render to the Board of Directors, whenever required, an account of all the transactions of the Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties as may be assigned, and shall report to the Chief Financial Officer or, in the absence of the Chief Financial Officer, to the Chief Executive Officer. In the absence of the Treasurer, an Assistant Treasurer is authorized to assume the duties of the Treasurer, and to also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.
Section 6.    Assistant Officers. Such other officers as the Board of Directors or the Chief Executive Officer may designate, including a Deputy Chair of the Board of Directors and Assistant Officers, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer and, to the extent not so assigned, as generally pertain to their respective offices, subject to the control of the Board of Directors or the Chief Executive Officer, as applicable.
Section 7.    Divisional Officers. The Board of Directors or any officer of the Corporation may from time to time appoint persons to hold nominal titles as officers of divisions or of other areas of the Corporation’s business (“Divisional Officers”). No Divisional Officer shall by reason of such appointment become a corporate officer or have the authority of a corporate officer. Each Divisional Officer shall only perform such duties and have such powers as may be assigned to the person by the Board of Directors or a corporate officer. Any title given to any Divisional Officer may be withdrawn, with or without cause at any time, by the Board of Directors or a corporate officer, and any duty or authority delegated to any such person may be withdrawn, with or without cause at any time, by the Board of Directors or a corporate officer.
ARTICLE VI - Certificates and Transfer of Shares
Section 1.    Certificates for Shares.
(a)    Form. Shares of the Corporation may be represented by certificates or may be uncertificated. Certificates for shares shall be in such form as the Board of Directors may designate, shall state the name of the Corporation and the state law under which the Corporation is organized, shall state the name of the person to whom the shares represented by the certificate are issued, and shall state the number and class of shares and the designation of the series, if any, the certificate represents. If the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations applicable to each class, the variations in rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series shall be summarized on the front or back of each certificate, or each certificate may state conspicuously on its front or back that the Corporation shall furnish shareholders with this information on request in writing and without charge.
(b)    Signing. Each certificate for shares shall be signed, either manually, in facsimile or, to the extent permitted by the ORS, electronically, by (i) the Chair of the Board, the Chief Executive Officer or the President and (ii) the Secretary or an Assistant Secretary of the Corporation. The certificates may bear the corporate seal or its facsimile. If any officer who has signed a share certificate no longer holds office when the certificate is issued, the certificate shall nevertheless be valid.
Section 2.    Transfer on the Books. Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and subject to any limitations on transfer appearing on the certificate or in the Corporation’s stock transfer records, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Nothing in this Section 2 shall require the Corporation to issue a new certificate if the Corporation has determined that such shares shall be uncertificated.
Section 3.    Lost Certificates. In the event a certificate is represented to be lost, stolen or destroyed, a new certificate shall be issued in place thereof upon such proof of the loss, theft or destruction and upon the giving of such bond or other indemnity as may be required by the Corporation. Nothing in this Section 3 shall require the Corporation to issue a new certificate if the Corporation has determined that such shares shall be uncertificated.
Section 4.    Transfer Agents and Registrars. The Board of Directors may from time to time appoint one or more transfer agents and one or more registrars for the shares of the Corporation who will have such powers and duties as the Board of Directors may specify.
Section 5.    Record Date. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 70 nor less than 10 days before the date of such meeting, nor more than 70 days prior to any other action. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
Section 6.    Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by law.
ARTICLE VII - General Provisions
Section 1.    Records. The Corporation shall maintain all records required by law. All such records shall be kept at its principal office, registered office or at any other place designated by the Chair of the Board of the Corporation, or as otherwise provided by applicable law. The records of the Corporation allowed to be inspected by shareholders shall be open to inspection by the shareholders or the shareholders’ agents or attorneys in the manner and to the extent required by applicable law.
Section 2.    Seal. The corporate seal, if any, shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of incorporation.
Section 3.    Amendment of Bylaws. Except as otherwise provided by applicable law or by the Restated Articles, the Board of Directors may amend or repeal these Bylaws at any regular or special meeting. The Corporation’s shareholders may also amend or repeal these Bylaws, as authorized by applicable laws.
Section 4.    Action Without a Meeting. Any action required or permitted by law to be taken at any meeting of the Board of Directors, or at any meeting of a Committee of the Board of Directors, or at any meeting of shareholders, may be taken without a meeting if the action is taken by all members of the Board or the Committee or all shareholders. The action shall be evidenced by one or more written consents describing the action taken, signed by each director, Committee member or shareholder and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 4 is effective when the last director or shareholder signs the consent, unless the consent specifies an earlier or later effective date. A consent signed under this Section 4 has the effect of a meeting vote and may be described as such in any document.
Section 5.    Electronic Signatures. Unless otherwise required by law, whenever the Restated Articles or these Bylaws require or permit a signature, such signature may be a manual, facsimile, conformed or electronic signature.
Section 6.    Fiscal Year. The fiscal year of the Corporation shall extend from June 1 until May 31 of the following calendar year.

ARTICLE VIII - Transactions With Interested Directors
Section 1.    Validity of Transaction.
(a)    No transaction involving the Corporation shall be voidable by the Corporation solely because of a director’s direct or indirect interest in the transaction if:
(i)    The material facts of the transaction and the director’s interest were disclosed or known to the Board of Directors or a Committee of the Board of Directors, and the Board of Directors or Committee authorized, approved or ratified the transaction;
(ii)    The material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote and the shareholders authorized, approved or ratified the transaction by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Corporation, or by written consent; or
(iii)    The transaction was fair and reasonable to the Corporation.
(b)    This Article VIII shall not invalidate any contract, transaction or determination that would otherwise be valid under applicable law.
Section 2.    Indirect Interest. Solely for purposes of this Article VIII, a director of the Corporation has an indirect interest in a transaction if (a) another entity in which the director has a material financial interest or in which the director is a general partner is a party to the transaction or (b) another entity of which the director is a director, officer or trustee is a party to the transaction and the transaction is or should be considered by the Board of Directors.
Section 3.    Authorization by Board. For purposes of Section 1 of this Article VIII, a transaction in which a director has an interest is authorized, approved or ratified by the Board of Directors if it receives the affirmative vote of a majority of the directors on the Board of Directors, or on the Committee, who have no direct or indirect interest in the transaction. A transaction may not be authorized, approved or ratified under this Article VIII by a single director. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve or ratify the transaction, a quorum shall be present for the purpose of taking action under this Article VIII. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction shall not affect the validity of any action taken under Section 1 of this Article VIII by the Board of Directors or a Committee thereof, if the transaction is otherwise authorized, approved or ratified as provided in Section 1 of this Article VIII.
Section 4.    Authorization by Shareholders. For purposes of Section 1 of this Article VIII, a transaction in which a director has an interest is authorized, approved or ratified if it receives the vote of a majority of the shares entitled to vote under this Article VIII voting as a single voting group. Shares owned by or voted under the control of a director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of any entity described in Section 2 of this Article VIII may be counted in a vote of shareholders to determine whether to authorize, approve or ratify a transaction by vote of the shareholders under Section 1 of this Article VIII. A majority of the shares, whether or not present, that are entitled to be counted in a vote on the transaction under this Article VIII constitutes a quorum for the purpose of taking action under this Article VIII.
ARTICLE IX - Indemnification
(a)    The Corporation shall indemnify to the fullest extent permitted by law, any person who is made, or threatened to be made, a party to or witness in, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including any action, suit or proceeding by or in the right of the Corporation) by reason of the fact that:
(i)    the person is or was a director or officer of the Corporation or any of its subsidiaries;
(ii)    the person is or was serving as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation or any of its subsidiaries; or
(iii)    the person is or was serving, at the request of the Corporation or any of its subsidiaries, as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.
(b)    The Corporation may indemnify its employees and other agents to the fullest extent permitted by law.
(c)    The expenses incurred by a director or officer or other indemnified person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, which the director or officer is made or threatened to be made a party to or witness in, or is otherwise involved in, shall be paid by the Corporation in advance upon written request if the indemnified person:
(i)    furnishes the Corporation a written affirmation that in good faith the person believes that he or she is entitled to be indemnified by the Corporation; and
(ii)    furnishes the Corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation. Such advances shall be made without regard to the person’s ability to repay such expenses and without regard to the person’s ultimate entitlement to indemnification under this Article IX or otherwise.
(d)    The rights of indemnification provided in this Article IX shall be in addition to any rights to which a person may otherwise be entitled under any articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of shareholders or Board of Directors, or otherwise; shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation; and shall inure to the benefit of the heirs, executors and administrators of such person.
(e)    Any repeal of this Article IX shall be prospective only and no repeal or modification of this Article IX shall adversely affect any right or protection that is based upon this Article IX and pertains to an act or omission that occurred prior to the time of such repeal or modification.
(f)    As a condition precedent to indemnification under this Article IX, not later than 30 days after receipt by the director or officer of notice of the commencement of any proceeding the director or officer shall, if a claim in respect of the proceeding is to be made against the Corporation under this Article IX, notify the Corporation in writing of the commencement of the proceeding. The failure to properly notify the Corporation shall not relieve the Corporation from any liability which it may have to the director or officer otherwise than under this Article IX. With respect to any proceeding as to which the director or officer so notifies the Corporation of the commencement:
(i)    The Corporation shall be entitled to participate in the proceeding at its own expense.
(ii)    Except as otherwise provided in this subsection (f), the Corporation may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense of the proceeding, with legal counsel reasonably satisfactory to the director or officer. The director or officer shall have the right to use separate legal counsel in the proceeding, but the Corporation shall not be liable to the director or officer under this Article IX for the fees and expenses of separate legal counsel incurred after notice from the Corporation of its assumption of the defense, unless (A) the director or officer reasonably concludes that there may be a conflict of interest between the Corporation and the director or officer in the conduct of the defense of the proceeding; or (B) the Corporation does not use legal counsel to assume the defense of such proceeding. The Corporation shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Corporation or as to which the director or officer has made the conclusion provided for in clause (A).
(iii)    If two or more persons who may be entitled to indemnification from the Corporation, including the director or officer seeking indemnification, are parties to any proceeding, the Corporation may require the director or officer to use the same legal counsel as the other parties. The director or officer shall have the right to use separate legal counsel in the proceeding, but the Corporation shall not be liable to the director or officer under this Article IX for the fees and expenses of separate legal counsel incurred after notice from the Corporation of the requirement to use the same legal counsel as the other parties, unless the director or officer reasonably concludes that there may be a conflict of interest between the director or officer and any of the other parties required by the Corporation to be represented by the same legal counsel.
(iv)    The Corporation shall not be liable to indemnify the director or officer under this Article IX for any amounts paid in settlement of any proceeding effected without its written consent, which shall not be unreasonably withheld. The director or officer shall permit the Corporation to settle any proceeding that the Corporation assumes the defense of, except that the Corporation shall not settle any action or claim in any manner that would impose any penalty or limitation on the director or officer without such person’s written consent.
(g)    Notwithstanding any provision in this Article IX, the Corporation shall not be obligated under this Article IX to make any indemnification or advance any expenses in connection with any claim made against any director or officer:
(i)    for which payment is required to be made to or on behalf of the director or officer under any insurance policy, except with respect to any excess amount to which the director or officer is entitled under this Article IX beyond the amount of payment under such insurance policy;
(ii)    if a court having jurisdiction in the matter finally determines that such indemnification is not lawful under any applicable statute or public policy;
(iii)    in connection with any proceeding (or part of any proceeding) initiated by the director or officer, or any proceeding by the director or officer against the Corporation or its directors, officers, employees or other persons entitled to be indemnified by the Corporation, unless: (A) the Corporation is expressly required by law to make the indemnification; (B) the proceeding was authorized by the Board of Directors; or (C) the director or officer initiated the proceeding pursuant to subsection (i) of this Article IX and the director or officer is successful in whole or in part in such proceeding; or
(iv)    for an accounting of profits made from the purchase and sale by the director or officer of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act, or similar provision of any state statutory law or common law.
(h)    In the event of payment under this Article IX, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the director or officer. The director or officer shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.
(i)    Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article IX shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any director or officer may enforce any right to indemnification or advances under this Article IX in any court of competent jurisdiction if: (i) the Corporation denies the claim for indemnification or advances, in whole or in part; or (ii) the Corporation does not dispose of such claim within 45 days of request therefor. It shall be a defense to any such enforcement action (other than an action brought to enforce a claim for advancement of expenses pursuant to, and in compliance with, this Article IX) that the director or officer is not entitled to indemnification under this Article IX. However, except as provided in subsection (f) of this Article IX, the Corporation shall not assert any defense to an action brought to enforce a claim for advancement of expenses pursuant to this Article IX if the director or officer has tendered to the Corporation the affirmation and undertaking required hereunder. The burden of proving by clear and convincing evidence that indemnification is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the director or officer has met the applicable standard of conduct nor an actual determination by the Corporation (including its Board of Directors or independent legal counsel) that indemnification is improper because the director or officer has not met such applicable standard of conduct, shall be asserted as a defense to the action or create a presumption that the director or officer is not entitled to indemnification under this Article IX or otherwise. The director’s or officer’s expenses incurred in connection with successfully establishing such person’s right to indemnification or advances, in whole or in part, in any proceeding shall also be paid or reimbursed by the Corporation.
(j)    The rights conferred on any person by this Article IX shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)    To the fullest extent permitted by law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article IX.
(l)    If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article IX that shall not have been invalidated, or by any other applicable law.
ARTICLE X - Limitation of Director Liability
To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. Without limiting the generality of the foregoing, if the ORS is amended, after this Article X becomes effective, to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the ORS, as so amended. No amendment or repeal of this Article X, nor the adoption of any provision of these Bylaws inconsistent with this Article X, nor a change in the law, shall adversely affect any right or protection that is based upon this Article X and pertains to conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections set forth in this Article X unless the change in the law specifically requires such reduction or elimination.